UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 20, 2008

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
20245 SW 95th Avenue Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Bioject Medical Technologies Inc. (the “Company”) announced on November 20, 2007 that it had received a Nasdaq Staff Deficiency Letter on November 19, 2007 stating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) (the “Rule”) because for 30 consecutive business days the bid price of the Company’s common stock had closed below the $1.00 minimum bid requirement. In accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until May 19, 2008, to regain compliance with the Rule.

The Company did not regain compliance with the Rule by May 19, 2008 and, accordingly, on May 20, 2008 the Company received written notification from NASDAQ (the “Staff Determination”) that the Company’s securities would be subject to delisting as a result of the deficiency unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”).

The Company plans to request a hearing before the NASDAQ Panel to address the bid price deficiency, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. The Company anticipates that the hearing will be scheduled to occur within the next 45-60 days. There can be no assurance that the Panel will grant the Company’s request for continued listing.

A copy of the Company’s press release announcing receipt of the Staff Determination is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith and this list is intended to constitute the exhibit index:

99.1	Press release issued by Bioject Medical Technologies Inc. dated May 23, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2008	BIOJECT MEDICAL TECHNOLOGIES INC. (Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)